EXHIBIT 10 (b)


                    WRITTEN CONSENT OF DELOITTE & TOUCHE LLP




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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 6 to Registration Statement No. 33-82610 of Maxim Series Account of Great-West Life & Annuity Insurance Company of our report dated March 25, 1999 on the financial statements of Maxim Series Account of Great-West Life & Annuity Insurance Company and our report dated January 25, 1999 on the consolidated financial statements of Great-West Life & Annuity Insurance Company appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Condensed Financial Information" appearing in the Prospectus, which is also a part of such Registration Statement, and "Independent Auditors" appearing in the Statement of Additional Information.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Denver, Colorado
April 28, 1999